UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vincerx Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

December 10, 2024

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Vincerx Pharma, Inc., which will be held at 10:00 a.m., Pacific Time, on January 16, 2025. The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2025SM and using the control number included on your proxy materials.

The formal notice of the Special Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or mail, vote as instructed by your broker, or vote your shares electronically at the Special Meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, January 16, 2025

To Our Stockholders:

Vincerx Pharma, Inc. will hold a Special Meeting of Stockholders at 10:00 a.m., Pacific Time, on Thursday, January 16, 2025 (the “Special Meeting”). The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2025SM and using the control number included on your proxy materials.

We are holding this Special Meeting:

1.

to approve an amendment to the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to effect a reverse stock split of the issued shares of our common stock at a ratio ranging from 1 share-for-10 shares up to a ratio of 1 share-for-20 shares (without reducing the authorized number of shares of our common stock), which ratio will be selected by our board of directors and set forth in a public announcement (the “Reverse Stock Split Proposal”); and

2.	to transact such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.

Stockholders of record at the close of business on November 20, 2024 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Special Meeting, please vote at your earliest convenience by following the instructions in the proxy materials you received in the mail. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By order of the Board of Directors,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

Palo Alto, California

December 10, 2024

The Proxy Statement is available at www.proxyvote.com.

i

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement (this “Proxy Statement”) is being furnished to you in connection with the solicitation by the board of directors of Vincerx Pharma, Inc., a Delaware corporation (“we,” “us,” “our,” “Vincerx” or the “Company”), of proxies in the accompanying form to be used at the Special Meeting of Stockholders of the Company to be held virtually on Thursday, January 16, 2025 at 10:00 a.m., Pacific Time, and any adjournments or postponements thereof (the “Special Meeting”).

This Proxy Statement is being mailed to stockholders on or about December 12, 2024.

Questions and Answers About the Proxy Materials and the Special Meeting

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Special Meeting, including at any adjournments or postponements of the meeting. The Special Meeting will be held virtually. You are invited to attend the Special Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or mail. We are sending this Proxy Statement to our stockholders of record and beneficial owners as of the close of business on November 20, 2024, which is the record date for the Special Meeting (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Special Meeting by Internet or mail as early as possible to ensure their votes are counted.

What proposal will be voted on at the Special Meeting?

One proposal will be voted on at the Special Meeting:

•

Proposal 1: The approval of an amendment to the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to effect a reverse stock split of the issued shares of our common stock at a ratio ranging from 1 share-for-10 shares up to a ratio of 1 share-for-20 shares (without reducing the authorized number of shares of our common stock), which ratio will be selected by our board of directors and set forth in a public announcement (the “Reverse Stock Split Proposal”).

What is the Board’s recommendation?

Our board of directors recommends that you vote:

•	Proposal 1: “FOR” the approval of the Reverse Stock Split Proposal.

Will there be any other items of business on the agenda?

We do not expect any other items of business. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, November 20, 2024, may vote at the Special Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose related to the Special Meeting, for 10 days prior to the Special Meeting at our offices located at 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. Please contact our Secretary by telephone at (650) 800-6676 if you wish to inspect the list of stockholders prior to the Special Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered, with respect to those shares, the stockholder of record.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. Your broker, bank or other nominee will provide instructions on how to vote the shares beneficially owned by you.

How do I vote?

You may vote using any of the following methods:

By Internet. Stockholders of record may submit proxies by following the Internet voting instructions on their proxy materials prior to the Special Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” Proposal 1. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or other nominees.

At the Virtual Meeting. Shares held in your name as the stockholder of record may be voted electronically at the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2025SM and using the control number included on your proxy materials. If you have already voted previously by Internet or mail, there is no need to vote again at the Special Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Special Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Special Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet or mail prior to the Special Meeting so that your vote will be counted if you later decide not to attend the Special Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Special Meeting. If you submitted your proxy by Internet or mail, you may change your vote or revoke your proxy with a later Internet or mail proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Special Meeting, a valid, later-dated proxy. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Special Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker, bank or nominee and present it to Continental at least two weeks in advance of the Special Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange. Proposal 1 is not considered a “routine” item for which brokers and nominees have discretionary voting power, and therefore, broker non-votes are not expected to exist with respect to this proposal.

What constitutes a quorum?

The presence online at the Special Meeting, or represented by proxy, of the holders of at least one-third of the shares of common stock outstanding and entitled to vote on the Record Date, will constitute a quorum. As of the close of business on the Record Date, 33,650,804 shares of our common stock were outstanding and entitled to vote. Abstentions are counted as present for the purpose of determining the presence of a quorum.

How are votes counted?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” An abstention will have no effect on Proposal 1. Because Proposal 1 is not considered routine, broker non-votes are not expected to exist.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” Proposal 1, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve the proposal?

Proposal 1 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal. A majority exists when the number of votes cast “FOR” exceeds the number of votes cast “AGAINST”.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the Securities and Exchange Commission (“SEC”). Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address. Stockholders participating in householding will continue to receive separate proxy cards.

If you prefer to receive multiple copies of our proxy materials at the same address, additional copies will promptly be provided to you upon request. If you are a stockholder of record, you may contact us by writing to

Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306, or by calling (650) 800-6676. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank, or other nominee.

How are proxies solicited?

Our employees, officers, and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. We believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Special Meeting in person.

How can I attend the virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Special Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/VINC2025SM and using the control number included on your proxy materials. The Special Meeting will begin promptly at 10:00 a.m., Pacific Time, on Thursday, January 16, 2025. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 9:45 a.m., Pacific Time, on Thursday, January 16, 2025.

What if I have technical difficulties accessing or participating in the virtual Special Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

IMPORTANT

Please promptly vote by Internet or mail, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Special Meeting.

PROPOSAL 1:

APPROVAL OF THE REVERSE STOCK SPLIT

Reverse Stock Split

Our board of directors has adopted and recommends that stockholders approve an amendment (the “Amendment”) to the Company’s amended and restated certificate of incorporation, as amended (the “Restated Certificate”) to effect a reverse stock split of our common stock by combining issued shares of common stock into a lesser number of issued shares of common stock at a ratio ranging from 1 share-for-10 shares up to a ratio of 1 share-for-20 shares, which ratio will be selected by the our board of directors and set forth in a public announcement (the “Reverse Stock Split”). If the Amendment is approved by stockholders, the Reverse Stock Split may be effected at any time prior to January 16, 2026. The board of directors may alternatively elect in its sole discretion to abandon such proposed Amendment and not effect the Reverse Stock Split authorized by stockholders. Upon the effectiveness of the Amendment effecting the Reverse Stock Split, the issued shares of our common stock will be combined into a lesser number of shares such that one share of our common stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by our board of directors. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act.

The form of the proposed certificate of amendment to the Restated Certificate to effect the Reverse Stock Split is attached hereto as Exhibit A (the “Certificate of Amendment”). The Certificate of Amendment that will be filed to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by our board of directors, within the range approved by our stockholders. If the Reverse Stock Split Proposal is approved by our stockholders and our board of directors elects to effect the Reverse Stock Split, the Certificate of Amendment may be filed with the Secretary of State of the State of Delaware at any time prior to January 16, 2026, and the Reverse Stock Split will become effective upon such filing or on the effective date and time specified in the Certificate of Amendment (the “Effective Time”).

If the Reverse Stock Split is approved by our stockholders, the board of directors would have the sole discretion to effect the Reverse Stock Split at any time prior to January 16, 2026 and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 1-for-10 and not more than 1-for-20. We believe that enabling our board of directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the split in a manner designed to maximize the anticipated benefits to the Company and our stockholders, as described below. The determination of the ratio of the Reverse Stock Split will be based on a number of factors, described further below under the heading “ —Criteria to be Used for Decision to Apply the Reverse Stock Split.”

The primary purpose for effecting the Reverse Stock Split is to increase the per share trading price of our common stock so as to:

•

maintain the listing of our common stock on the Nasdaq Capital Market and avoid a delisting of our common stock from The Nasdaq Stock Market (“Nasdaq”) in the future on the basis of the Minimum Bid Price Requirement (as defined below); and

•

potentially broaden the pool of investors that may be interested in investing in the Company by attracting new investors who are prohibited from or prefer not to invest in shares that trade at lower share prices.

In evaluating the Reverse Stock Split, the board of directors has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many stockholders, investors, analysts, and other stock market participants, the reduced number of shares of common stock potentially adversely affecting the trading volume and liquidity of our common stock, and a decrease in our market capitalization following implementation of a reverse stock split based on the experience of other companies that have effected reverse stock splits, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels or below. In recommending approval of the Reverse Stock Split, the board of directors determined that these potential negative factors were significantly outweighed by the potential benefits.

Criteria to be Used For Decision to Apply the Reverse Stock Split

If the stockholders approve the Reverse Stock Split, the board of directors will be authorized to proceed with the Reverse Stock Split, or they may determine not to effect a Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-10 to 1-for-20 range, would be determined by the board of directors and set forth in a public announcement. In determining whether to proceed with the Reverse Stock Split and setting the ratio for the Reverse Stock Split, our board of directors expects to consider, among other things, factors such as:

•	Nasdaq’s minimum price per share requirements;

•	the historical trading prices and trading volume of our common stock;

•	the expected stability of the per share price of our common stock following the Reverse Stock Split;

•	the number of shares of our common stock that would be outstanding following the Reverse Stock Split;

•	the then-prevailing and expected trading prices and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	our market capitalization before and after the Reverse Stock Split;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

We believe that granting our board of directors the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions.

Reasons for the Reverse Stock Split

The board of directors is seeking authority to effect the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the price criteria for continued listing on Nasdaq. Our common stock is publicly traded and listed on Nasdaq under the symbol “VINC.” The board of directors believes that, in addition to increasing the price of our common stock to meet the price criteria for continued listing on Nasdaq, the Reverse Stock Split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

On September 14, 2023, we received written notice from Nasdaq notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq (the “Minimum Bid Price Requirement”). Nasdaq Listing Rule 5550(a)(2) requires listed securities maintain a minimum closing bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the written notice, the Company did not meet the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock needed to be at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to March 12, 2024. On January 12, 2024, we received notification from Nasdaq that we had regained compliance with the Minimum Bid Price Requirement and, as a result, the matter of the Company’s noncompliance with the Minimum Bid Price Requirement had been closed.

On May 22, 2024, we received a subsequent notice from Nasdaq that based upon the closing bid price of our shares of common stock for the last 30 consecutive business days leading up to the date of the letter, we did not meet the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided with a period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. We may regain compliance with the Minimum Bid Price Requirement if the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time prior to November 18, 2024.

Since the date of the second notice letter from Nasdaq, shares of our common stock have failed to maintain a minimum closing bid price of $1.00 per share. On November 19, 2024, the Company received a letter from Nasdaq advising that the Company had been granted an additional 180-day extension, to May 19, 2025, to regain compliance with the minimum bid price requirement. The failure of shares of our common stock to meet the Minimum Bid Price Requirement by the end of such additional extension period may lead to our common stock being delisted from Nasdaq.

In the event we are delisted from Nasdaq, the only established trading market for our common stock would be eliminated and our common stock may then trade on the OTC Bulletin Board or other small trading markets. As a result, investors would likely find it more difficult to trade, or to obtain accurate price quotations for, our common stock. Delisting would likely also reduce the visibility, liquidity and value of our common stock, including as a result of reduced institutional investor interest in the Company, and may increase the volatility of our common stock. Delisting could also cause a loss of confidence of potential industry partners and employees, which could further harm our business and our future prospects. We believe that effecting the Reverse Stock Split may help us avoid delisting from Nasdaq and any resulting consequences.

In addition, the board of directors believes that an expected increased stock price could encourage investor interest and improve the marketability, trading volume and liquidity of our common stock to a broader range of investors. In particular, because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. The board of directors believes that the higher share price that may result from the Reverse Stock Split could enable brokerage firms and institutional investors with such policies and practices to invest in our common stock.

Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not result in a long-term increase in the market price of our common stock, which would be dependent on many factors, including general economic, market and industry conditions, our business, and other factors detailed from time to time in the reports we file with the Securities and Exchange Commission.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our issued common stock in connection with the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock, that the trading price of our common stock will remain above the Minimum Bid Price Requirement, or that there will be sufficient trading volume in our common stock. The trading price of our common stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, clinical trial results, market conditions, and the market perception of our business. You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company, except to the extent of elimination of fractional shares. However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share market price that will attract institutional investors or that such share price will satisfy the investing guidelines of institutional investors.

Further, the proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the reduced number of shares outstanding after the Reverse Stock Split, which would be exacerbated if the stock price does not increase following the split. In addition, the Reverse Stock Split may increase the number of stockholders owing “odd lots” of fewer than 100 shares, which generally results in higher transaction costs.

If the Reverse Stock Split is approved and the Amendment is effected, the total number of authorized shares of common stock will not be reduced in accordance with the Reverse Stock Split ratio, but rather, the number of outstanding shares of common stock will be reduced in proportion to the selected exchange ratio. Thus, the Reverse Stock Split would have the effect of increasing the number of shares of common stock authorized and available for issuance, relative to the number of issued and outstanding shares of our common stock. Any additional common stock authorized as a result of the Reverse Stock Split will be available for issuance by the board of directors for raising additional capital, acquisitions, stock dividends or other corporate purposes, and any such issuances may be dilutive to current stockholders.

While the board of directors has proposed the Reverse Stock Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on Nasdaq, there is no guarantee that the price of our common stock will not decrease in the future, or that our common stock will remain in compliance with Nasdaq listing standards. Additionally, there can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for 10 consecutive trading days, whether following the Reverse Stock Split or otherwise, which is required to cure our current Nasdaq listing standard deficiency.

Effect of the Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders and the board of directors elects to effect the Reverse Stock Split, the number of issued shares of common stock will be reduced in proportion to the ratio of the split chosen by the board of directors. As of the effective time of the Reverse Stock Split, we would also adjust and proportionately decrease (i) the number of shares of our common stock reserved for issuance upon settlement of all outstanding RSUs, (ii) the number of shares of our common stock reserved for issuance upon exercise of (and adjust and proportionately increase the exercise price of) all outstanding options and warrants and other rights to acquire our common stock, and (iii) the total number of shares of our common stock that may be the subject of the future grants under our stock plan.

The Reverse Stock Split would be effected simultaneously for all issued shares of our common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning fractional shares, which fractional shares will be cashed out. As a result of the Reverse Stock Split, there will be a reduction of the number of shares of our issued common stock, resulting in an increase in the number of shares of common stock authorized and available for future issuance, relative to the number of issued and outstanding shares of our common stock.

The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect. Voting rights and other rights and preferences of the holders of common stock will not be affected by the Reverse

Stock Split (other than as a result of the treatment of fractional shares). Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable, and the par value per share of common stock will remain $0.0001.

Assuming Reverse Stock Split ratios of 1-for-10, 1-for-15, and 1-for-20, which reflect the low end, middle end, and high end of the range that our stockholders are being asked to approve, the following table sets forth (subject to the effect of elimination of fractional shares) the number of shares of our common stock that would be issued and outstanding and the number of shares of our common stock that would be reserved for issuance pursuant to outstanding options, warrants, and RSUs, each giving effect to the Reverse Stock Split and based on shares outstanding as of September 30, 2024:

	Before Reverse Stock Split	Reverse Stock Split Ratio of 1-for-10	Reverse Stock Split Ratio of 1-for-15	Reverse Stock Split Ratio of 1-for-20
Number of Shares of Common Stock Issued and Outstanding	31,395,903	3,139,590	2,093,060	1,569,795
Number of Shares of Common Stock Reserved for Issuance Pursuant to Outstanding Options, Warrants, and RSUs	46,825,916	4,682,592	3,121,728	2,341,296

If the Reverse Stock Split is effected, we intend to treat the shares of common stock held by beneficial owners in “street name” through a broker, bank, or other nominee in the same manner as stockholders whose shares are registered in their own names. Banks, brokers, or other nominees will be instructed to effect the Reverse Stock Split for their customers holding common stock in “street name.” However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold shares of common stock with a broker, bank, or other nominee and have any questions in this regard, you are encouraged to contact your broker, bank, or other nominee.

If our board of directors does not implement the Reverse Stock Split prior to January 16, 2026, the authority granted in this proposal to implement the Reverse Stock Split would terminate.

Interested Parties

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in the Reverse Stock Split Proposal, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for our common stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our common stock and securities convertible into or exercisable for our common stock.

Uses of Authorized Shares of Common Stock

We are currently authorized under our Restated Certificate to issue up to a total of 150,000,000 shares of capital stock, comprised of 120,000,000 shares of common stock and 30,000,000 shares of preferred stock. If the Amendment is approved and effected, the Reverse Stock Split would have the effect of increasing the number of shares of common stock authorized and available for issuance, relative to the number of issued and outstanding shares of our common stock. We are continuously exploring potential sources of additional financing and planning for our capital needs, which our board of directors believes is in the best interests of the Company and its stockholders, and necessary for the Company to continue its business.

As of the date of this Proxy Statement, we do not currently have any understandings, arrangements, commitments, or agreements for the issuance of the shares of common stock that would become available for future issuance if the Reverse Stock Split is effected. However, we view the issuance of common stock as our principal source of operating capital until such time as we generate positive cash flow from operations to support our business.

Procedure for Effecting the Amendment

If the Amendment is approved by our stockholders and our board of directors elects to effect the Reverse Stock Split, the Reverse Stock Split would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware or on the effective date and time specified in the Certificate of Amendment. The exact timing of the filing of the Certificate of Amendment and the effectiveness of the Reverse Stock Split will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders, but the Reverse Stock Split will not occur after January 16, 2026. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to abandon the Amendment (and therefore the Reverse Stock Split) if, at any time prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the board of directors, in its sole discretion, determines that it is no longer in the best interest of the Company our stockholders to proceed.

Beginning at the effective time of the Reverse Stock Split, your pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. We expect that our transfer agent will act as paying agent for purposes of handling cash payments in lieu of fractional shares. Holders of common stock held electronically in book-entry form under the direct registration system for securities will be provided with a statement reflecting the number of shares of common stock registered in their accounts. If you hold registered common stock in book-entry form, you do not need to take any action to receive your post-split shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified will be entitled to a cash payment in lieu thereof. As the board of directors, in its discretion, may determine, the cash amount payable would be equal to either:

•

a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date immediately preceding the Effective Time of the Reverse Stock Split; or

•	such stockholder’s proportionate interest in the proceeds, net of certain costs associated with such sale, from the aggregation and sale of the fractional shares by our transfer agent.

Regardless of the fractional shares option implemented by the board of directors, if at all, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received. While we do not currently intend to aggregate and sell fractional shares as a result of the Reverse Stock Split, if the board of directors, in its discretion, determines to do so, the transfer agent will aggregate such fractional shares into whole shares and sell the whole shares in the open market at prevailing trading prices. The transfer agent will then distribute the cash proceeds of the sale pro rata to the stockholders otherwise entitled to receive a fractional share. The transfer agent will, in its discretion and without any influence by the Company, determine when, how, through which broker-dealers, and at what price to sell any aggregated fractional shares.

The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive cash payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of material U.S. federal income tax consequences of a Reverse Stock Split to stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.

We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our common stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Code, persons that hold more than 5% of our common stock, persons that hold our common stock in an individual retirement account, 401(k) plan or similar tax-favored account, or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our common stock is a partner of a partnership holding shares of our common stock, such holder should consult such holder’s tax advisors.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the common stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its common stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s common stock received pursuant to the Reverse Stock Split will include the holding period of the common stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the common stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its common stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our common stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Required Vote

The approval of the Reverse Stock Split Proposal requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Special Meeting or represented by proxy and voting on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. An abstention will have no effect on this proposal.

Our Board of Directors recommends a vote “FOR” the proposal to approve the Reverse Stock Split.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table – Executive Officers

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer and the two other most highly compensated executive officers (based on total compensation, including the value of option awards, received during the last fiscal year). These executive officers are referred to collectively as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Ahmed M. Hamdy, M.D.	2023	479,167	164,824	77,416	13,546	(3)	734,953
Chief Executive Officer	2022	460,000	136,850	670,122	12,994	(3)	1,279,966
Raquel E. Izumi, Ph.D.	2023	447,917	132,064	77,416	11,559	(4)	668,956
President and Chief Operations Officer	2022	430,000	109,650	445,212	12,010	(4)	996,872
Alexander A. Seelenberger	2023	369,792	109,029	73,975	12,873	(5)	565,669
Chief Financial Officer	2022	355,000	90,525	346,700	12,504	(5)	804,729

(1)

The amounts in this column represent incentive bonuses earned during 2023 and 2022, respectively, based on the achievement of certain company corporate goals. The bonuses earned during 2023 had not yet been paid as of the mailing of this Proxy Statement. The bonuses earned during 2022 were paid in March 2023.

(2)

The amounts in this column represent the aggregate grant-date fair value of the option awards granted to the named executive officers during 2023 and 2022, respectively, computed in accordance with ASC 718. See Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the named executive officers upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts for 2023 consist of $11,550 for matching contributions made by us under our 401(k) plan and $1,966 for the value of in-office meals. The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan and $2,319 for the value of in-office meals (including a tax gross-up of $718).

(4)

The amounts for 2023 consist of $10,641 for matching contributions made by us under our 401(k) plan and $918 for the value of in-office meals. The amounts for 2022 consist of $10,455 for matching contributions made by us under our 401(k) plan and $1,555 for the value of in-office meals (including a tax gross-up of $481).

(5)

The amounts for 2023 consist of $11,550 for matching contributions made by us under our 401(k) plan and $1,323 for the value of in-office meals. The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan, and $1,829 for the value of in-office meals (including a tax gross-up of $508).

Narrative Disclosure to Summary Compensation Table

We have entered into individual employment agreements with all of our executive officers, including our named executive officers, which are described below. For 2023, the compensation program for our named executive officers consisted of base salary, target-based discretionary bonuses, and awards of stock options. In addition, our named executive officers generally are eligible to participate in our 401(k) retirement plan, employee stock purchase plan (other than Dr. Hamdy and Dr. Izumi), health and wellness plans, and other employee benefits.

Base Salary

The base salaries of our named executive officers are set at levels that are commensurate with the executive’s duties and authorities, contributions, prior experience and performance, competitive with base salaries of comparable companies based on available data, and sufficient to enable us to hire executives with the talent and skills we need. The base salaries of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. The base salaries of our Chief Executive Officer and our other named executive officers, which were not increased in either 2021 or 2022, were increased by 5% for 2023 to help offset high levels of inflation during those periods while at the same time continue to conserve cash.

Cash Bonus

Our named executive officers are eligible to receive annual target-based discretionary cash bonus awards based on a percentage of their base salary. The target bonus percentages of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. For 2023, bonus awards for all employees, including our named executive officers, were based entirely on the achievement of the corporate performance goals approved by our board of directors, including research, regulatory, clinical, business development, publication, and financial goals. Following completion of the year, our compensation committee reviewed the level of achievement of such corporate goals and deliverables and determined that they had been achieved at the 97.5% level.

401(k) Retirement Plan

We have a 401(k) defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions, which are not taxable when distributed). Our 401(k) plan provides that each participant may contribute up to 100% of his or her eligible pre-tax compensation, up to a statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary matching contributions, subject to established limits and a vesting schedule. In 2023, we made matching contributions equal to 100% of a participant’s contributions up to 1% of such participant’s eligible compensation plus 50% of a participant’s contributions between 1% and 6% of such participant’s eligible compensation.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; sick leave; parental leave; in-office meals; and an employee assistance program. We do not maintain any executive-specific benefit or perquisite programs.

Agreements with Named Executive Officers and Potential Payments Upon Termination or Change of Control

Agreement with Dr. Ahmed M. Hamdy

Effective December 23, 2020, Dr. Ahmed M. Handy entered into an employment agreement with us, pursuant to which he serves as our Chief Executive Officer and Chairman of our board of directors. Dr. Hamdy’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Hamdy’s initial annual base salary was $460,000. Dr. Hamdy’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Hamdy is eligible to receive an annual bonus with an initial target of 35% of his then-applicable base salary, subject to increase (but not decrease) in light of Dr. Hamdy’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Hamdy’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Hamdy is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Hamdy resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Hamdy’s delivery of an effective release of claims, Dr. Hamdy will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Hamdy had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Hamdy’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Hamdy is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Dr. Raquel E. Izumi

Effective December 23, 2020, Dr. Raquel E. Izumi entered into an employment agreement, pursuant to which she serves as our President and Chief Operations Officer. Dr. Izumi’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Izumi’s initial annual base salary was $430,000. Dr. Izumi’s employment agreement provides that she is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Izumi is eligible to receive an annual bonus with an initial target of 30% of her then-applicable base salary, subject to increase (but not decrease) in light of Dr. Izumi’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Izumi’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Izumi is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Izumi resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Izumi’s delivery of an effective release of claims, Dr. Izumi will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times her then-current base salary and (b) one and one-half times her then- current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Izumi had continued her employment for a period of 12 continuous months following her termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Izumi’s election, until the earlier of 18 months following her termination date or the date she becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Izumi is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), she shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Alexander A. Seelenberger

Effective December 23, 2020, Alexander A. Seelenberger entered into an employment agreement with us, pursuant to which he serves as our Chief Financial Officer. Mr. Seelenberger’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Seelenberger’s initial annual base salary was $355,000. Mr. Seelenberger’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Mr. Seelenberger is eligible to receive an annual bonus with an initial target of 30% of his then-applicable base salary, subject to increase (but not decrease) in light of Mr. Seelenberger’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Mr. Seelenberger’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Mr. Seelenberger is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Mr. Seelenberger resigns for Good Reason (as defined in the employment agreement), and subject to Mr. Seelenberger’s delivery of an effective release of claims, Mr. Seelenberger will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Mr. Seelenberger had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Mr. Seelenberger’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Mr. Seelenberger is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Incentive-Based Compensation Recoupment Policy

On November 16, 2023, we adopted an Incentive-Based Compensation Recoupment Policy (the “Recoupment Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, and Listing Rule 5608 of The Nasdaq Stock Market LLC. This Recoupment Policy provides for recoupment by the company of certain incentive-based compensation paid erroneously to certain covered executives in the event of an accounting restatement of our consolidated financial statements.

In connection with the preparation of the consolidated financial statements as of and for the year ended December 31, 2023, we identified an error in the computation of stock-based compensation that resulted in an overstatement of stock- based compensation of approximately $2.4 million for the year ended December 31, 2022. This error resulted from the erroneous inclusion of unvested forfeited awards that should have been excluded in the calculation of stock-based compensation. As a result, net loss for the year ended December 31,

2022 and the balances of accumulated deficit and additional paid in capital at December 31, 2022 were also overstated. The error did not impact the Company’s cash flows from operating activities, financing activities, or investing activities. Based on our assessment of materiality, we concluded that this error did not have a material impact on fiscal year 2022; however, the amount of the prior period error in fiscal year 2022 would have been material to the consolidated financial statements for fiscal year 2023 if the correction of the error was recognized in fiscal year 2023 or left uncorrected, and we therefore revised the impacted fiscal year 2022 financial statements for this error.

Our compensation committee reviewed this restatement and whether any erroneously awarded compensation was received by a covered executive during the applicable recovery period. After review, the compensation committee determined that the revisions to correct this error did not affect any incentive compensation approved, awarded, or granted to our executives and would therefore not result in the recoupment of any compensation under our Recoupment Policy.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2023:

			Option Awards
Name	Date Granted		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date
Ahmed M. Hamdy, M.D.	02/14/22	(1)	84,787	42,713	6.26	02/13/32
	08/25/22	(2)	40,000	20,000	1.71	08/24/32
	11/15/22	(2)	32,500	27,500	0.82	11/14/32
	02/15/23	(2)	37,500	52,500	1.17	02/14/33
Raquel E. Izumi, Ph.D.	02/14/22	(1)	50,872	25,628	6.26	02/13/32
	08/25/22	(2)	40,000	20,000	1.71	08/24/32
	11/15/22	(2)	32,500	27,500	0.82	11/14/32
	02/15/23	(2)	37,500	52,500	1.17	02/14/33
Alexander A. Seelenberger	12/23/20	(3)	200,000	0	19.00	12/22/30
	02/14/22	(1)	36,741	18,509	6.26	02/13/32
	08/25/22	(2)	38,666	19,334	1.71	08/24/32
	11/15/22	(2)	30,333	25,667	0.82	11/14/32
	02/15/23	(2)	35,833	50,167	1.17	02/14/33

(1)	Option vests over three years, with 1/3 of the shares vesting on December 23, 2022 and 1/36 of the shares vesting monthly thereafter.
(2)	Option vests over two years, with 1/24 of the shares vesting monthly following the date of grant.
(3)	Option vests over two years, with 1/3 of the shares vesting on the date of grant and 1/36 of the shares vesting monthly thereafter.
(4)

At a Special Meeting of our stockholders held on August 12, 2024, the exercise price of all outstanding stock options held by employees (including our executive officers) and consultants of the Company was reduced to $0.55 per share. In order to be able to exercise stock options at the reduced exercise price, holders of repriced stock options must remain in the continuous employment or service with the Company for a specified retention period that ends on the earliest of (i) August 12, 2025, (ii) consummation of a Change in Control of the Company (as defined in the Incentive Plan, as defined below), or (iii) the holder’s death, disability, or termination without cause.

Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors during 2023:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Laura I. Bushnell	35,000	17,888	52,888
Brian J. Druker, M.D.	30,000	17,888	47,888
John H. Lee, M.D.	30,000	17,888	47,888
Francisco D. Salva	51,250	17,888	69,138
Ruth E. Stevens, Ph.D.	30,000	17,888	47,888

(1)

Amounts represent the aggregate grant date fair value of the option awards granted in 2023 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). See Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the non-employee directors upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding on December 31, 2023:

Name	Number of shares
Laura I. Bushnell	56,667
Brian J. Druker, M.D.	56,667
John H. Lee, M.D.	56,667
Francisco D. Salva	56,667
Ruth E. Stevens, Ph.D.	50,000

Director Compensation Arrangements

Our board of directors designed our non-employee director compensation program to reward directors for their contributions to our success, align the director compensation program with stockholder interests and our executive compensation program, and provide competitive compensation necessary to attract and retain high quality non-employee directors. Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we can recruit and retain qualified directors. Our compensation committee and nominating and corporate governance committees seek input and recommendations from management for director compensation, but make all decisions regarding director and executive compensation.

Our non-employee directors are entitled to the following compensation for their service on our board of directors:

•	an annual cash retainer of $25,000, to be paid in quarterly installments;

•

a non-statutory stock option to purchase 20,000 shares of common stock upon their initial election to our board of directors, prorated if such initial election occurs other than at an Special Meeting of stockholders, and a non-statutory stock option to purchase 15,000 shares of common stock on the date of each Special Meeting of stockholders after their initial election so long as they are serving as a non-employee director as of the date of such Special Meeting (unless they are up for re-election at such Special Meeting and are not re-elected);

•

an annual cash retainer of $15,000 for the chair of the audit committee, $10,000 for the chair of the compensation committee, and $10,000 for the chair of the nominating and corporate governance committee; and

•	an annual cash retainer of $5,000 for other members of the audit committee, compensation committee, and nominating and corporate governance committee.

The exercise price of each stock option will be the closing price of our common stock on the date of grant, as reported by the Nasdaq Stock Market LLC. Each stock option will vest in full on the earlier of 12 months following the date of grant, the next Special Meeting of stockholders, or the consummation of a change of control (as defined in our 2020 Stock Incentive Plan (the “Incentive Plan”)), subject to the director’s continued service. Equity compensation under the director compensation program is subject to the annual limits on non-employee director compensation set forth in our Incentive Plan.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services in their capacities as directors. We do not provide tax gross-up payments to members of our board of directors.

Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,219,134	$8.74	622,502	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,219,134		622,502	(1)

(1)

Represents 381,018 shares available for future issuance under the Stock Incentive Plan and 241,484 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2023.

The Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each fiscal year beginning on January 1, 2021, equal to the lesser of (x) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our compensation committee determines for purposes of the annual increase for that fiscal year. Effective January 1, 2024, the Incentive Plan was increased by 1,070,375 shares pursuant to such evergreen provision. In addition, at our Annual Meeting of Stockholders held on May 23, 2024, our stockholders approved an amendment to the Stock Incentive Plan to increase the shares issuable under the Stock Incentive Plan by 1,500,000 shares.

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year beginning January 1, 2022, equal to the least of (x) 1% of the number of shares of common stock outstanding on such date or (y) 500,000 shares of common stock, or (z) a lesser amount determined by our compensation committee or our board of directors. Effective January 1, 2024, the ESPP was increased by 214,075 shares pursuant to such evergreen provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, November 20, 2024, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees, and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of our common stock beneficially owned is based on 33,650,804 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Five Percent Holders:
Armistice Capital Master Fund Ltd.(1)	3,734,825	9.9%
Entities Affiliated with Prosight Management, LP(2)	1,678,635	5.0%
LifeSci Holding LLC(3)	2,570,000	7.1%
Named Executive Officers and Directors(4):
Ahmed M. Hamdy, M.D.(5)	2,048,009	6.0%
Raquel E. Izumi, Ph.D.(6)	1,987,163	5.9%
Alexander A. Seelenberger(7)	489,813	1.4%
Laura I. Bushnell(8)	75,869	*
Brian J. Druker, M.D.(8)	111,473	*
John H. Lee, M.D.(8)	57,466	*
Francisco D. Salva(8)	56,667	*
Ruth E. Stevens, Ph.D.(9)	50,000	*
All current executive officers and directors as a group (9 Individuals)(10)	5,534,976	15.6%

*	Represents beneficial ownership of less than 1%.
(1)

In accordance with the terms of warrants to purchase common stock (the “Warrants”) issued to Armistice Capital Master Fund Ltd. (“Armistice”), exercise of the Warrants is subject to a Maximum Percentage (as defined in the Warrants) of 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. Because of this limitation, the number of shares listed in the table above represent 9.99% of the number of shares of common stock outstanding as of November 20, 2024, after giving effect to the exercise of Warrants to purchase 3,734,825 shares of common stock. If there was no Maximum Percentage on the exercise of the Warrants, Armistice would be deemed to be the beneficial owner of 37,400,000 shares of common stock. The principal address for Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

According to a Schedule 13G filed jointly on May 3, 2024 by Prosight Management, LP (“Prosight Management”), Prosight Fund, LP (“Prosight Fund”), Prosight Plus Fund, LP (“Prosight Plus Fund”), Prosight Partners, LLC (Prosight Partners”), and W. Lawrence Hawkins (collectively, the “Prosight Entities”), (i) Prosight Management, Prosight Partners, and W. Lawrence Hawkins have shared voting and dispositive power with respect to 1,678,635 shares, (ii) Prosight Fund has shared voting and dispositive power with respect to 127,477 shares, and (iii) Prosight Plus Fund has shared voting and dispositive power with respect to 420,781 shares. The principal address for the Prosight Entities is c/o Prosight Management, LP, 5956 Sherry Lane, Suite 1365, Dallas, Texas 75225.

(3)

Consists of shares of common stock issuable upon exercise of an equal number of warrants. Andrew I. McDonald, a former member of our board of directors, and Michael Rice, as managing members, have shared voting and dispositive power with respect to the securities held by LifeSci Holdings LLC. The business address of LifeSci Holdings LLC is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(4)	The business address of each of the individuals is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.
(5)

Includes (i) 96,060 shares of common stock held by the Hamdy Family Trust dated 10/7/2015 and (ii) options to purchase 333,750 shares of common stock that are exercisable within 60 days of November 20, 2024.

(6)

Includes (i) 85,214 shares of common stock held by the Izumi-Covey 2000 Revocable Trust U/A 01/09/01, (ii) 1,000 shares of common stock held by Ms. Izumi’s spouse’s Rollover Individual Retirement Account, and (iii) options to purchase 282,750 shares of common stock that are exercisable within 60 days of November 20, 2024.

(7)	Includes options to purchase 451,666 shares of common stock that are exercisable within 60 days of November 20, 2024.
(8)	Includes options to purchase 56,667 shares of common stock that are exercisable within 60 days of November 20, 2024.
(9)	Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of November 20, 2024.
(10)

Consists of (i) 3,766,561 shares of common stock beneficially owned by our current executive officers and directors and (ii) options to purchase an aggregate of 1,768,415 shares of common stock that are exercisable within 60 days of November 20, 2024 by our current executive officers and directors.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 11, 2024. However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days from the date of the preceding year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. These proposals also must comply with the proxy proposal submission rules of the SEC under Rule 14a-8. Proposals we receive after that date will not be included in the proxy statement for the 2025 annual meeting. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before the 2025 annual meeting but do not intend for the proposal to be included in our proxy statement. A stockholder proposal not included in the proxy statement for the 2025 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. For the 2025 annual meeting of stockholders, notice must be received between December 11, 2024 and January 10, 2025.

However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days before or after the anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of (x) the 90th day prior to the date of the scheduled annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Special Meeting, we urge you to vote by Internet or mail.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

VINCERX PHARMA, INC.

Vincerx Pharma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 19, 2018 under the name LifeSci Acquisition Corp.

SECOND: This Amendment of the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation as set forth below, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and the stockholders of the Corporation.

THIRD: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation, each [●]1 shares of the Common Stock, $0.0001 par value per share, of the Corporation issued and outstanding or held in treasury as of the Effective Time shall be combined, reclassified, and converted into one (1) share of Common Stock, $0.0001 par value per share, of the Corporation, without any action by the holders thereof. No fractional share shall be issued upon the combination, reclassification, and conversion of any share or shares of Common Stock. All shares of Common Stock (including fractions thereof) issuable upon the combination, reclassification, and conversion of one or more shares of Common Stock by a holder thereof shall be aggregated for purposes of determining whether the combination, reclassification, and conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the combination, reclassification, and conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock (as determined in a reasonable manner by the Board of Directors of the Corporation or a committee thereof) as of the Effective Time.

FOURTH: All other provisions of the Second Amended and Restated Certificate of Incorporation, as amended prior to the date hereof, remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this   day of   , 202 .

VINCERX PHARMA, INC.

By
Ahmed M. Handy
Chief Executive Officer

[1]	To reflect the final ratio determined by the Board of Directors within the range approved by the Company’s stockholders.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0000654211_1 R1.0.0.6 VINCERX PHARMA, INC. 260 HERIDAN AVENUE SUITE 400 PALO ALTO, CA 94306 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/15/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the meeting - Go to www.virtualshareholdermeeting.com/VINC2025SM You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/15/2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1 Approval of an amendment to the Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued shares of our common stock at a ratio ranging from 1 share-for-10 shares up to a ratio of 1 share-for-20 shares, which ratio will be selected by the Board of Directors NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Vincerx pharma®

0000654211_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com VINCERX PHARMA, INC. Special Meeting of Stockholders January 16, 2025 10:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Dr. Ahmed M. Hamdy, Dr. Raquel E. Izumi, and Alexander A. Seelenberger, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VINCERX PHARMA, INC. held as of the record date that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholders to be held at 10:00 AM, PST on January 16, 2024, virtuallly Meeting at: www.virtualshareholdermeeting.com/VINC2025SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side